Exhibit 99.1

Wake Forest Bancshares, Inc.
302 S. Brooks Street
Wake Forest, North Carolina 27587

FOR IMMEDIATE RELEASE	Contact:	Robert C. White, CEO
July 22, 2008		(919) 556-5146

Wake Forest Bancshares, Inc.
Announces Third Quarter Results

Wake Forest, North Carolina. Wake Forest Bancshares, Inc., (OTC Electronic Bulletin Board: WAKE.OB) parent company of Wake Forest Federal Savings and Loan Association, announced today that the Company reported earnings of $235,200 or $0.20 per share for the quarter ended June 30, 2008, compared to earnings of $424,550 or $0.37 per share for the same quarter a year earlier. Earnings for the first nine months of the Company’s fiscal year were reported at $883,500 or $0.76 per share versus $1,267,650 or $1.09 per share for the same nine month period a year earlier.

In announcing the earnings, Robert C. White, President and Chief Executive Officer, pointed out that while third quarter earnings were below the Company’s budgetary expectations established at the beginning of the year, the Company’s earnings for the first nine months of the year were only slightly below the Company’s initial outlook. He stated that the primary factor for the earnings decline when compared to the same periods a year earlier was a reduction in the Company’s net interest income. A significant portion of the Company’s loans and investments have variable rates and therefore the portfolios react quickly to movements in the prime rate. The Federal Reserve has lowered interest rates by 325 basis points during the past nine months and the Company’s loan and investment portfolios have adjusted more quickly to those rate movements than has the Company’s deposit base. The Company’s net interest margin was 2.73% and 3.03% during the quarter and nine months ended June 30, 2008, respectively, as compared to a margin of 4.01% and 4.05% for the same periods a year earlier.

Real estate lending, including construction lending, in the Company’s markets remained lackluster as both a slowing economy and a nationwide decline in home sales has affected the Company’s primary lending areas. The slow-down in the Company’s local real estate markets has been less severe than that experienced by many other areas nationwide because local home prices never escalated to unsustainable levels in recent years. Although the Company does not make sub-prime loans, the broader local real estate markets have gradually slowed as inventories of new homes have increased, the uncertainty over the economy grew, and numerous buyers had difficulty obtaining financing.

The Company’s total assets, loans and deposits increased by $899,000, $2.8 million and $731,000, respectively, during the current year. Total assets of the Company amounted to $108.3 million at June 30, 2008. Total net loans receivable and deposits outstanding at June 30, 2008 amounted to $78.9 million and $86.4 million, respectively. Wake Forest Bancshares Inc.’s return on average assets was .87% for the current quarter as compared to 1.58% for its quarter ended June 30, 2007.

The Company’s ratio of non-performing assets to total assets decreased by 113 basis points during the quarter and amounted to 1.02% at June 30, 2008. The Company added $35,000 in additional loss provisions to its loan loss allowances during the current quarter and those allowances amounted to approximately 1.49% of total loans outstanding at June 30, 2008.

The Company had previously announced that it had declared a quarterly dividend to $0.20 per share for shareholders of record as of June 30, 2008, payable on July 10, 2008. The current dividend represents the 49th consecutive quarterly dividend paid by the Company.

Wake Forest Bancshares, Inc. has 1,157,628 shares of common stock outstanding. Based in Wake Forest, North Carolina since 1922, the Company conducts business as Wake Forest Federal from its office in Wake Forest, (Wake County), North Carolina.